FOR IMMEDIATE RELEASE
                                                             November 16, 1998


                         POINT WEST CAPITAL CORPORATION
                         ANNOUNCES THIRD QUARTER RESULTS
                             AND FINANCIAL CONDITION



         SAN FRANCISCO-(November 16, 1998) Point West Capital Corporation (Nasdaq Symbol: PWCC) today reported the following:

(Dollars in thousands, except per share amounts)


                                                  Three Months Ended                          Nine Months Ended
                                                    September 30,                               September 30,




                                           1998                 1997                 1998                  1997
                                     ---------------------- ------------------- --------------------- ---------------------

Net income (loss)                    $   (1,884)            $    (118)          $  (2,049)            $   1,210
                                     ---------------------- ------------------- --------------------- ---------------------

Basic earnings
     (loss) per share                $    (0.58)*           $   (0.04)*         $   (0.63)*           $    0.33**
                                     ---------------------- ------------------- --------------------- ---------------------

Total comprehensive
   income(loss)                      $   (5,159)            $     239           $     355             $   1,566
                                     ---------------------- ------------------- --------------------- ---------------------



*Based on 3,253,324 weighted average shares of common stock outstanding. **Based on 3,612,190 weighted average shares of common stock outstanding.

The Company also reported a book value of $6.65 per share.

        The Company's results of operations for the three and nine months ended

September  30,  1998 are not  comparable  to the  three  and nine  months  ended

September  30,  1997,  partially as a result of the volume of assets sold during the first half of 1997, the  establishment of two new businesses  (Fourteen Hill

Capital,  L.P. and Allegiance  Capital,  LLC) in the second half of 1997 and the write-off of $1.1 million of  non-marketable  securities in the third quarter of

1998.
         In addition,  prior to the third quarter of 1998, all losses associated with Dignity Partners  Funding Corp. I ("DPFC"),  a wholly owned special purpose finance subsidiary of the Company, were charged against a reserve which was originally established in 1996 for the estimated loss of Point West's equity  interest in DPFC.  During the third quarter of 1998 the reserve was fully  depleted.  In the third  quarter of 1998,  the total loss realized  by DPFC was  $969,000,  $407,000  of which  was  charged  against  the reserve,  and  $562,000  of  which  was  otherwise  reflected  in the  Company's consolidated  statements of  operations  and  comprehensive  income  (loss).  At

September 30, 1998, DPFC's accumulated  deficit was $562,000.  Any future losses associated  with  DPFC  will  increase  the  amount  of the  deficit.  Upon  the retirement  of the  securitized  notes  issued  by  DPFC to  fund  purchases  of insurance policies, the Company will recognize a gain in an amount approximately equal to any accumulated deficit reflected at that time on DPFC's balance sheet.

         At September 30, 1998,  Fourteen Hill Capital had two loans outstanding in the aggregate  principal amount of $1,045,000 and  non-marketable  securities consisting of one  convertible  debt  instrument and one  convertible  preferred equity instrument for which it originally provided funds in the aggregate amount of $3 million. In addition,  Fourteen Hill Capital has investments in marketable securities  consisting of three equity investments  outstanding for which it had originally  provided funds in the aggregate amount of $3.6 million. At September

30, 1998, such investments in marketable  securities were carried on the balance sheet at $8.6  million.  The  difference  between  the  carrying  value  and the original funds provided is reflected as "Comprehensive  Income -- Net Unrealized

Investment Gains" in stockholders' equity. At September 30, 1998 such unrealized gains were $5.0  million,  compared to $2.6 million at December  31,

1997. Any gains or losses for such investments will be recognized on the income statement, if ever, upon the sale of such investments.

         Allegiance  had two loans  outstanding  at  September  30,  1998 in the aggregate  principal  amount of $5.8  million,  one of which was  originated  in

December 1997 and bears  interest at a fixed interest rate per annum of 9.4% and the other which was  originated  in January  1998 and bears  interest at a fixed interest rate per annum of 9.8%. On August 19, 1998,  Allegiance  put in place a structured financing which may provide up to $56.4 million to support any future lending  activities of  Allegiance.  It is  anticipated  that the financing will provide interim  floating rate financing  through August 31, 1999 and ultimately

15 year fixed and floating rate  financing for loans  Allegiance has made in the past and may make in the future.  However,  if Allegiance does not originate $30 million in loans by August 31, 1999, the term certificates may not be issued and

Allegiance would be responsible for finding an alternative financing source.

         The  Company   continues   to   evaluate   other   strategic   business

opportunities. Fourteen Hill Capital and Allegiance may or may not be indicative of the types of  business  opportunities  the  Company  intends to  continue  to pursue.

         The following is summary balance sheet information as of September 30, 1998:

         Cash and cash equivalents...................................$4,955,470

         Restricted cash (1).........................................$3,433,699

         Investment securities.......................................$9,828,672

         Loans receivable, net of unearned income

              of ($127,106)......................  ..................$7,018,698

         Assets held for sale...........................................$66,470

         Purchased life insurance policies..........................$33,993,697

         Non-marketable securities...................................$3,658,478

         Total assets...............................................$63,702,765

         Reserve for equity interest in wholly owned

              financing subsidiary...........................................$0

         Long term notes payable....................................$38,528,914

         Debentures payable to the Small Business

               Administration........................................$3,000,000

         Total liabilities..........................................$42,081,372

         Comprehensive income -- net unrealized

              investment gains.......................................$5,001,555

         Retained deficit..........................................$(10,045,768)

         Total stockholders' equity.................................$21,621,393



(1)  Restricted  cash  is  pledged  by  the  Company's  wholly  owned  financing subsidiary,  Dignity  Partners  Funding Corp. I, to secure the repayment of long term notes payable.



(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: SPECIALTY FINANCE EARNINGS).

CONTACTS:  POINT WEST CAPITAL CORPORATION, SAN FRANCISCO.

           Alan B. Perper, 415/394-9467